EXHIBIT 5.1

                        [RYAN & SUDAN, L.L.P. LETTERHEAD]

                                December 22, 1997

Intelect Communications, Inc.
1100 Executive Drive
Richardson, Texas 75081

        Re: Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-35841) ("Registration Statement") of Intelect Communications, Inc.

Ladies and Gentlemen:

        We have acted as counsel to Intelect Communications, Inc., a Delaware corporation (the "Registrant"), with respect to the issuance of this opinion relating to the proposed offering by the Registrant of up to Five Million Eight Hundred Thirteen Thousand Six Hundred Thirty Three (5,813,633) shares (the "Shares") of the Common Stock of the Registrant, par value $.01 per share (the "Common Stock"), as described in such Registration Statement.

        As such counsel, we have examined such corporate records, certificates and other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions hereinafter expressed. In such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as conformed or photostatic copies.

        Based on the foregoing, we are of the opinion that:

        1. The issuance by the Registrant of the Shares has been duly authorized by all necessary corporate action on the part of the Registrant.

        2. When issued and the consideration therefor is paid in accordance with the terms of issuance, the Shares will be duly and validly issued and outstanding, fully paid and non-assessable shares of Common Stock.

        We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment No. 1 to the Registration Statement.

                                                        Very truly yours,

                                                        /S/ RYAN & SUDAN, L.L.P.